Exhibit 10.11.3

Maria Kenny
SECOND AMENDMENT TO SEVERANCE AGREEMENT

THIS SECOND AMENDMENT TO SEVERANCE AGREEMENT (this “Second Amendment”) is dated December 12, 2012, and is between DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), DF Property Management LLC, a Delaware limited liability company (the “LLC”), and Maria Kenny (the “Executive”).
A.    The Company and the Executive are parties to a Severance Agreement, dated March 31, 2009, as amended by the First Amendment to Severance Agreement, dated December 1, 2011 (together, the “Agreement”).
B.    The parties desire to amend the Agreement to modify certain provisions of the Agreement to ensure that they comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Accordingly, the parties agree as follows:
1.Section 2.9 of the Agreement is amended by adding the following sentence to the end of such Section:

It is further the intention of the parties that all of the payments under Sections 2.3, 2.4, 2.5 and 2.10 of this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A(a) of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions under this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.
2.Section 2.12 of the Agreement is amended by adding the following sentence to the end of such Section:

Notwithstanding the foregoing, in the event the period during which Executive may review and revoke the Release begins in one calendar year and ends in the following calendar year, the Release Date with respect to any amount payable under Section 2.3, 2.4, 2.5 or 2.10 shall be in the second calendar year, regardless of whether Executive executes the Release and the Release becomes irrevocable during the first calendar year.
3.Section 2.13 of the Agreement is amended and restated as follows:

2.13 General Severance Policies. The benefits provided to Executive pursuant to Sections 2.3, 2.4, 2.5 and 2.10 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program; provided, however, that if the dollar value of the benefits to which Executive would otherwise be entitled under any Company severance plan, policy or program are more favorable in the aggregate to Executive than the dollar value of the benefits provided under this Agreement, he/she will be entitled to receive the additional benefits provided under such other plan, policy or program in accordance with the terms of the plan, policy or program to the extent the dollar value of such benefits exceeds the dollar value of the benefits provided under this Agreement. Notwithstanding the foregoing, in no event shall Executive’s entitlement to additional benefits under any other Company plan, policy or program replace or be a substitute for, or change the time or form of payment of, the benefits provided under this Agreement.
4.Unless specifically modified herein, all other terms and conditions of the Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties have signed this Agreement below.
DUPONT FABROS TECHNOLOGY, INC.
By:    /s/ Hossein Fateh
Name: Hossein Fateh
Title: President and Chief Executive Officer
DF PROPERTY MANAGEMENT LLC
By:    DuPont Fabros Technology, L.P.,
its Managing Member

By:    DuPont Fabros Technology, Inc.,
its General Partner

By:    /s/ Hossein Fateh
Name: Hossein Fateh
Title: President and Chief
Executive Officer
/s/ Maria Kenny
Maria Kenny